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                      September 19, 2022

       Hui Jin
       Chief Executive Officer
       H World Group Ltd.
       No. 699 Wuzhong Road
       Minhang District
       Shanghai 201103
       People   s Republic of China

                                                        Re: H World Group Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 27,
2022
                                                            File No. 001-34656

       Dear Hui Jin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction